DISTRIBUTION AGREEMENT

This Distribution Agreement (this "Agreement") is made and entered as of ~~June~~ Sept 1, 2009 (the "Effective Date"), by and between Wound Care Innovations, L.L.C., a Nevada limited liability corporation ("Supplier"), and Pharma Technology International, LLC, a Nevada limited liability company ("Distributor").

BACKGROUND:

A. Supplier has the exclusive right to distribute market and sell the products described in Exhibit A (the "Products").

B. Distributor desires to distribute the Products in the Territory (defined below) and Supplier desires to appoint Distributor as its distributor of the Products in the Territory.

AGREEMENTS:

In consideration of the mutual promises hereinafter set forth, the parties agree as follows:

Section 1. Grant of Rights

(a) Subject to Section 6, Supplier hereby grants to Distributor, during the term of this Agreement, the exclusive, right to, directly and indirectly through subdistributors, market, sell and otherwise distribute the Products throughout the geographic locations described in the attached Exhibit A (the "Territory"), under the trademark and brand name "CellerateRx®" (the "Trademark"). Any other trademarks that Distributor wishes to use must be cleared by Supplier prior to use.

(b) Notwithstanding the rights granted to Distributor hereunder, Supplier reserves the right to make such changes or modifications in the design, production, testing, labeling or formula of the Product as it shall, in its absolute discretion decide; provided, it gives Distributor prior written notice of any such change to be effective for all product orders. Supplier shall not be required to include any of its proprietary information in any such change notice. The notice period shall be waived if the change or modification is mandated to Supplier by federal, state or local laws, regulations and/or agencies in charge with the enforcement of the same for the protection of the health, safety and welfare of the purchasing public and to which Supplier may be subject; provided, that Supplier provides notice to Distributor of such mandated change as soon as practicable.

(c) Notwithstanding anything to the contrary herein, this Agreement shall not be interpreted as granting either party hereto any rights relative to any items or products not specifically described herein that Supplier or Distributor manufactures, distributes or sells.

Section 2. Distributor Responsibilities

(a) Purchaser shall be solely responsible for, and shall bear the risk of, complying with any and all laws, statutes, ordinances, rules, orders, and regulations within the Territory relating to the purchase, use, sales, marketing and distribution of the Product.

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(b) Distributor represents that it currently has and shall maintain sufficient staff, equipment, offices, skills, and capabilities, and that it shall use its commercial best efforts, to develop, promote and market the Product in the Territory.

(c) Distributor agrees not to either directly, or indirectly through third parties or otherwise, license, sell, market, promote, or otherwise distribute any collagen-based goods similar to or in direct competition with any Product during the term of this Agreement. In addition, if this Agreement is terminated by Supplier due to Distributor's uncured breach, Distributor shall continue to be prohibited from licensing, selling, marketing, promoting, or otherwise distributing any collagen-based goods similar to or in direct competition with any Product for a period of one (1) year after such termination.

(d) Distributor shall be solely responsible for any and all of its marketing and advertising expenses associated with marketing the Product in the Territory, including, but not limited to advertising materials and expenses, commissions, co-operative advertising for the Product undertaken by Distributor's customers and payments made or obligations owed to Distributor's customers associated with placing the Product in the customer's facilities.

(e) Within ninety (90) days after the execution of this Agreement and on the first day of each calendar quarter thereafter, Distributor shall, in good faith and exercising its reasonable efforts, provide Supplier with a forecast of the amount of the Product that Distributor anticipates purchasing from Supplier during the immediately following three-month period.

(f) Distributor shall obtain Supplier's express approval, which shall not be unreasonably withheld, of marketing, advertising, media and packaging materials for the Product prior to use of such materials; provided, that Distributor shall not be obligated to receive Supplier's approval for any modifications, revisions, or other changes to such materials or for any new materials that do not differ in substance from materials previously approved by Supplier. Notwithstanding Section 15, Distributor's request for approval and Supplier's approval or rejection of such materials may be given by e-mail or other electronic delivery. Copies of all marketing materials will be sent to Supplier by Distributor throughout the year as they become available.

(g) Distributor agrees to use the Trademark only in accordance with this Agreement, and shall not use the Trademark in any manner deemed fraudulent or misleading by Supplier or any other manner harmful to the Trademark or Supplier's reputation.

Section 3. Supplier Responsibilities

Supplier shall be obligated to:

(a) Timely review and approve or reject all marketing and advertising materials for the Product prepared by Distributor and submitted to Supplier for its approval.

(b) As long as Distributor's distribution rights are exclusive, Supplier shall not sell any products of an identical formulation to the Products to (i) any third party in the Territory, or (ii) to any person, firm or company outside the Territory who Supplier knows or has reason to believe intends to resell the Product to parties in the Territory.

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(c) As long as Distributor's distribution rights are exclusive, Supplier shall refer all parties to Distributor who make inquires relating to the purchase of the Product with respect to the Territory.

(d) Supplier shall take such other actions and exert such other efforts, as it deems necessary, in its sole discretion, to support, maintain and develop the sales of the Product by the Distributor; and in the event for any reason, Product is sold in the Territory by any third party during the time that Distributor's distribution rights are exclusive (an "Unauthorized Sale"), Supplier shall cooperate in any action initiated by Distributor to protect the exclusivity of the Territory. Nothing herein shall prevent Distributor from taking any and all additional actions at law or in equity against any party to an Unauthorized Sale.

Section 4. Orders and Order Procedure

(a) Purchaser shall order all Product from Supplier by written purchase order or orders, specifying the types and quantity of Product, shipping address and requested delivery dates. Requested shipping dates for any Product may not be less than the lead time dates for the Product as set forth in the attached Exhibit B. Supplier will notify Distributor of actual ship dates for the Products. Distributor may use its standard purchase order forms to present offers to purchase and Supplier may use its standard forms to acknowledge and accept such offers. However, no inconsistent terms or conditions printed, stamped, or written upon such forms or incorporated therein shall apply or become part of the agreement to purchase except those terms and provisions specifically relating to the quantity of products purchased and the designated shipping address. The terms and conditions set forth in this Agreement or incorporated herein shall always be the sole controlling ones, and all terms and conditions contained in said forms, which are inconsistent with the terms of this Agreement, shall be deemed deleted and inapplicable.

(b) Distributor, at its sole cost and expense, shall be responsible for delivering all packaging materials to Supplier or Supplier's manufacturer prior to the processing of any order. Packaging materials includes all bottles, caps, labels, boxes, tubes, and inserts. All packaging materials must be reasonably approved by Supplier in writing. Any changes to inner packaging (such as tube or bottle) will require testing by Supplier, and will be conducted as quickly as possible at a rate of Supplier's cost plus ten (10) percent.

(c) All risk of loss or damage to Products will pass to Purchaser upon delivery by Supplier to the carrier, freight forwarder or Purchaser, whichever first occurs. Purchaser will bear the risk of loss or damage in transit.

(d) Supplier will use reasonable efforts to meet Purchaser's requested delivery schedule for Products, but Supplier reserves the right to refuse, cancel, or delay shipment to Purchaser if Purchaser has failed to perform its obligations under this Agreement. Should orders for Products exceed Supplier's available inventory, Supplier will allocate its available inventory and make deliveries of a basis Supplier deems equitable, in its sole discretion, and without liability to Purchaser on account of the method of allocation chosen or its implementation. Unless Purchaser clearly advises Supplier to the contrary in writing, Supplier may make partial shipments of Purchaser's orders and may ship partial orders to Purchaser.

Section 5. Product Pricing; Delivery and Payment

(a) Distributor shall pay to Supplier the unit prices set forth in Exhibit A for the Products. Prices do not include inner or outer packaging materials which shall be provided by Distributor to Supplier as contemplated under Section 4(b). Additionally, Distributor shall pay all taxes from the sale of the Product and duties resulting from the sale of the Product by Supplier to Distributor, other than any income or similar taxes imposed upon Supplier. Distributor may resell the Product within Territory at any price Distributor establishes in its sole discretion.

(b) During the term of this Agreement, Supplier may increase Distributor's purchase prices for the Product if Supplier's cost of manufacturing or overhead for the Product increases, and the increase in Distributor's prices shall be proportional to such increased costs. Supplier shall provide Distributor with notice of not less than thirty (30) days prior to any increases in the purchase price of the Product, but in no case, shall notice be required earlier than the time Supplier receives notice of such manufacturing cost increase.

(c) Unless the parties agree otherwise in writing for a particular shipment or customer of Distributor, Distributor will pay Supplier for the Product, on the following schedule: fifty percent (50%) in advance at time of order, and the balance prior to shipping to Distributor. Notwithstanding the foregoing, payment for the entire Initial Order shall be made by Distributor upon execution of this Agreement.

(d) Should Distributor fail to make, when due, any payment for Products (other than for amounts for which a bona fide dispute exists), Supplier shall have the right to withhold shipment of any portion of outstanding Product orders, and such withholding shall not be construed as an election of remedies by Supplier or a breach of this Agreement by Supplier.

(e) Products will be shipped (via Pak Source) by Supplier ExWorks (INCOTERMS 2000) Supplier's warehouse facility. Shipment will be made to Purchaser's identified warehouse facilities or freight forwarder, subject to Supplier's written approval in advance of shipment. Unless specified in Purchaser's order, Supplier will select the mode of shipment and the carrier. Purchaser will be responsible for and will pay all packing, shipping, freight, insurance, and customs charges, each of which Supplier may require Purchaser to pay in advance.

(f) Supplier shall exercise commercially reasonable efforts to make the Product available for shipment by the dates requested in each purchase order, provided that the order complies with the lead-time requirements set forth in Section 4(a). If there is likely to be any delay, Supplier will notify Distributor of the relevant facts and circumstances concerning the delay within a reasonable time of becoming aware of the likelihood thereof.

(g) Purchaser acknowledges that the prices set forth in Exhibit A do not include any customs, excise, use, sales, VAT or other taxes that may be required to be paid by any statute, ordinance or regulation of the governments of the Territory or any subdivision thereof or any other governmental authority having the power to impose such tax on the activities of Purchaser, including the distribution and re-license of the Products, each of which shall be Purchaser's sole responsibility. In the event that Supplier is required to or does pay any of such taxes, Purchaser,

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upon being advised of these payments, will immediately repay the amount thereof to Supplier.

(h) All payments owed by Purchaser will be made in U.S. Dollars, or other currency designated by Supplier, if Purchaser is unable to make payment in U.S. Dollars, in accordance with the procedure designated by Supplier.

Section 6. Minimum Product Volumes

(a) To maintain the exclusive distribution rights to the Territory under this Agreement, Distributor will be required to sell a minimum of $500,000 of Product in the Territory each year during the Term (defined below).

(b) In the event that Distributor fails to sell the minimum sales volume set forth in Section 6(a), Supplier shall have the right to, upon written notice to Distributor, (i) convert Distributor's rights under this Agreement to non-exclusive distribution rights, or (ii) terminate this Agreement at any time thereafter.

Section 7. Warranties; Limitation of Liability

(a) Purchaser acknowledges that the Products are designed for sale and use in the U.S.A. and that the Product packaging and accompanying materials contain certain statements and make certain claims that may be regulated under the laws of any jurisdiction in the Territory. Purchaser further acknowledges and that Supplier has undertaken no effort to determine whether the Products may be sold in the Territory or to comply with the laws of the Territory with respect to any aspect of the Product, its packaging or accompanying materials.

(b) Purchaser agrees that is shall bear the entire risk of any action taken by any governmental authority within the Territory with respect to its purchase of the Products and any subsequent resale thereof within Territory.

(c) Purchaser shall indemnify and hold harmless Supplier and its officers, directors, agents and shareholders from any and all damage, loss, liability, expense (including, without limitation, reasonable out-of-pocket expense of investigation and attorneys' fees) and costs incurred or suffered by them on account of any (i) claim that the sale, use or distribution of the Product violates the laws, statutes, ordinances, rules or regulations of any governmental organization within the Territory, or (ii) actual or alleged damage to person or property arising out of the actions, omissions, negligence or intentional misconduct of Purchaser in selling or marketing of the Product.

(d) Purchaser further agrees to undertake and be solely responsible for any manufacturer's performance under the standard product warranty, a copy of which is attached hereto as Exhibit C, accompanying the Products.

(e) EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 11, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES WHETHER FORESEEABLE OR NOT, ARISING FROM OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE USE OR SALE OF THE PRODUCT.

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(f) Supplier makes no representations or warranties of any kind concerning the market for the Product or Distributor's potential earnings through sales of the Product.

Section 8. Legal Relationship; Nature of Representation

(a) Distributor shall buy the Product from Supplier and resell the Product for its own account. Therefore, this Agreement shall not be deemed to create any relationship of employment, agency, partnership, or joint venture between Supplier and Distributor. Distributor's status relative to Supplier shall be that of an independent contractor. Neither party hereto shall have the right or authority to assume or create any obligation on behalf of the other party, subject to the parties' negotiation of a joint venture, which shall be negotiated pursuant to a separate agreement, if any.

(b) If reasonably required by Supplier, Distributor shall make its customers aware that it is an independent entity that has no authority to bind or act on behalf of Supplier.

Section 9. Assignment and Successors; Change of Control of Distributor

(a) Distributor may assign this Agreement to a successor in interest in any merger or to the purchaser of all or substantially all of Distributor's assets, with prior written notice of the same to Supplier; provided, however, that the assignee assumes all of the obligations of Distributor under this Agreement. Any purported sale, transfer, or assignment or delegation by Distributor in contravention of this Section 9 shall be deemed null and void and not binding on Supplier.

(b) At any time Supplier may assign any right or delegate any obligation or duty under this Agreement upon prior written notice of the same to Distributor; provided, however, that the assignee assumes and agrees to be bound by all of the obligations of Supplier under this Agreement, and acknowledges such assumption in writing to Distributor.

Section 10. Confidentiality

(a) The parties each recognize that they may exchange "Confidential Information" (as defined below) during the terms of this Agreement. For purposes of this Section 10, the party disclosing such Confidential Information shall be referred to as the "Discloser," and the party receiving such Confidential Information shall be referred to as the "Recipient."

(b) Recipient has no rights or interest in any Confidential Information of Discloser, and during the term of this Agreement and thereafter, Recipient shall not use, for Recipient's own benefit (except to perform its obligations under and to effectuate the intent of this Agreement), or disclose to any other person, corporation or other entity any Confidential Information disclosed to or acquired by Recipient, except with the prior written authorization of an officer of Discloser. Recipient shall ensure that any of its shareholders, directors, officers, employees, agents, servants, independent contractors, subsidiaries or affiliates that are given access to Discloser's Confidential Information will be bound, by contract, work rules or otherwise, by the same obligations of confidentiality as are provided for herein.

(c) For purposes of this Agreement, "Confidential Information" shall mean any

confidential information relating to either party or its business including, but not limited to, information and data concerning names and other characteristics of actual or potential customers of Discloser that such party has procured in accordance with this Agreement, unpublished financial information including sales and cost figures and projections, tax records and calculations, accounting procedures, personnel records, and the processes or techniques employed or being evaluated by Discloser, and related know-how and information, now and hereafter developed. "Confidential Information" shall not include information which is (i) now or which subsequently becomes (otherwise than in breach of this Agreement) public knowledge; (ii) properly known to Recipient at the time of receipt of the same from Discloser; (iii) at any time received in good faith by the Recipient from a third party having the right to disclose the same; or (iv) independently developed by Recipient, provided that the person or persons developing the same have not used the Confidential Information of Discloser.

(d) Upon the expiration, termination or cancellation of this Agreement for any reason, Recipient shall, upon request by Discloser, return all physical embodiments of the Confidential Information received from Discloser, and Recipient shall continue for a period of five (5) years to treat as strictly confidential all Confidential Information received from Discloser. Recipient shall not release any Confidential Information to any other person or entity, either by declaration, deposition or as a witness except upon prior written notice to Discloser, which notice shall provide reasonable opportunity for Discloser to take any appropriate measures, and Recipient shall fully cooperate with Discloser, to provide for the confidential treatment of all such Confidential Information so disclosed. Discloser shall be entitled to obtain an injunction or restraining order by any court of competent jurisdiction to enjoin or restrain the unauthorized use or disclosure by Recipient of any Confidential Information, along with all other remedies available at law and the costs and reasonable attorneys' fees related to enforcing this Agreement.

Section 11. Indemnification

(a) Distributor shall indemnify and hold harmless Supplier and its officers, directors, agents and shareholders from any and all damage, loss, liability, expense (including, without limitation, reasonable out-of-pocket expense of investigation and attorneys' fees) and costs incurred or suffered by them on account of any actual or alleged damage to person or property arising out of the actions, omissions, negligence or intentional misconduct of Distributor in selling or marketing of the Product, unless such damage is solely due to the actions, omissions, negligence or intentional misconduct of Supplier, in which case there shall be no obligation upon Distributor to indemnify Supplier hereunder.

(b) The provisions of this Section 11 shall survive termination of this Agreement.

Section 12. Term and Termination of Agreement

(a) The initial term of this Agreement shall be for five (5) years (the "Term"). Thereafter, provided that the minimum sales volumes set forth in Section 6 are achieved, the Term of this Agreement shall automatically be extended for an additional five (5) years.

(b) Notwithstanding Section 12(a), upon the showing of default of any material term or provision of this Agreement, the non-defaulting party may terminate this Agreement without

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liability, but only after sending the defaulting party a written notice specifying and explaining in detail the nature and character of such default and the failure of the defaulting party to cure such default within thirty (30) days of receiving such notice, except in the case of a default in the payment of any amounts owed, for which the cure period shall be five (5) days.

Section 13. Effect of Termination

(a) Except as specifically set forth below, any termination of this Agreement shall extinguish all rights of the Distributor under this Agreement to act as a Distributor of Products or to use any trademarks of Supplier.

(b) Upon termination of this Agreement,

(i) the parties shall immediately return to the other all confidential documents and all copies thereof in their possession or in the custody of any agent acting on behalf of Distributor, but parties obligations of confidentiality pursuant to Section 10 shall thereafter continue as stated therein;

(ii) All purchase orders for Product that have been received by Supplier but for which no production has been initiated shall be deemed to be immediately terminated;

(iii) Any funds paid by Distributor to Supplier for Product that has not yet been put into the process of production shall be credited to any outstanding amounts owed by Distributor to Supplier or shall be refunded by Supplier to Distributor; and

(iv) Supplier will permit Distributor to continue to sell and distribute Product in its inventory to the Territory, on a non-exclusive basis, for up to 180 days after receiving the last shipment of Product from Supplier; provided that if this Agreement is terminated by Supplier due to Distributor's default, such time period shall be reduced to 90 days.

(c) Notwithstanding the other provisions of this Section 13, following any termination of this Agreement, the rights and obligations of the parties under Sections 7, 10 and 11 shall survive the termination of this Agreement and Supplier shall remain obligated to comply with any warranty obligations with respect to Product sold by Distributor for the remaining warranty periods of such Product.

(d) No compensation shall be payable to either party for loss of profit or goodwill, creation of new clientele, severance pay or any other ground whatsoever, in consequence of any proper termination or non-renewal of this Agreement. Notwithstanding the foregoing, in the event either party wrongfully terminates this Agreement, the non-terminating party will have a claim against the other party for direct damages.

Section 14. Governing Law

Any disputes or proceedings related or arising out of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas, without giving effect to its rules regarding conflicts of law. The International Convention for the Sale of Goods

is expressly disclaimed. The sole and official language of this Agreement is English. The parties agree that the exclusive venue for any action arising under this Agreement will be in the state or federal courts located in the State of Texas, U.S.A., and each of the parties hereby consents to the jurisdiction of such courts.

Section 15. Notices

Any notification that is to be given to Supplier or Distributor pursuant to the provisions of this Agreement shall not be effective unless delivered by a nationally recognized overnight delivery service by certified, return receipt at the addresses first written above. All such notices shall be deemed effective on the business day after such notice is placed with the overnight delivery service.

Section 16. Waiver

The failure of either Supplier or Distributor to enforce any term or provision of this Agreement or any failure to declare a default hereunder shall apply only to the particular instance and shall not operate as a continuing waiver or an estoppel barring enforcement of any subsequent default of that or any other term or provision hereof.

Section 17. Force Majeure

If, as a result of the occurrence of an Event of Force Majeure (as defined below), the performance of an obligation by Supplier or Distributor is delayed or rendered impossible to complete, such obligation will be postponed for such time as necessary, or canceled if performance has been rendered impossible thereby. An "Event of Force Majeure" shall include, without limitation, acts of God, acts of terrorism, war, civil commotion, strikes or labor disputes, export license restrictions, acts, laws, rules or regulations of any government or government agency or other events beyond the reasonable control of Supplier or Distributor.

Section 18. Severability

The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if said invalid or unenforceable provisions were not contained herein. The parties agree to cooperate in any revisions or amendments of this Agreement that may be necessary to effect the intent of the parties in the event that any provision of this Agreement is deleted as herein provided.

Section 19. Entire Agreement; Modification

This Agreement and the Exhibits attached hereto state the entire Agreement between Supplier and Distributor regarding its subject matter and supersede all other proposals, communications, or agreements whether oral or written between the parties hereto. The provisions of this Agreement are for the benefit of the Parties hereto solely and not for the benefit of any other person or entity. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by the duly authorized representatives of Supplier and Distributor. Any written waiver, alteration, or modification made in accordance with the provisions hereof shall be of no effect unless expressly incorporating this

Agreement by reference.

Section 20. Execution of this Agreement

This Agreement may be executed in counterparts, each counterpart constituting an original. Additionally, electronic and facsimile copies of this Agreement shall be deemed valid as originals.

IN WITNESS WHEREOF, Supplier and Distributor have executed this Agreement as of the date first written above.

PHARMA TECHNOLOGY INTERNATIONAL, LLC

By: ______________________
Name: Shadi S. Arnita
Title: Manager

WOUND CARE INNOVATIONS, LLC

By: ______________________
Name: Scott A. Haire
Title: CEO

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EXHIBIT A

PRODUCTS; PRICING AND MARKETS

PRODUCTS:

CellerateRX® Medical hydrolysate of Type I collagen, in gel (>60% collagen) and powder (>90% collagen).

PRICING:

Product pricing to Pharma Tech shall be as follows during the first year of the license:
CellerateRX®

- 28 gram gel: $6.95 /tube
- 6 gram gel: $43.79/packer (10)
- 1 gram powder: $98.87 /packer (24)
- 5 gram powder: $164.57 /packer (12)

Prices do not include inner or outer packaging materials which shall be provided by Distributor to Supplier as contemplated under Section 4(b). Additionally, Distributor shall pay all taxes from the sale of the Product and duties resulting from the sale of the Product by Supplier to Distributor, other than any income or similar taxes imposed upon Supplier.

TERRITORY:

Algeria, Bahrain, Egypt, Iraq, Israel, Jordan, Kuwait, Lebanon, Libya, Morocco, Oman, Palestine, Qatar, Saudi Arabia, Sudan, Syria, Tunisia, Turkey, United Arab Emirates and Yemen

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EXHIBIT B

"PRODUCT LEAD TIMES"*

Eight (8) weeks for gel tube (assumes all necessary and approved packaging materials have arrived at manufacturers facility, and ready for production)

Twelve (12) weeks for filling and radiation of powder (assumes all necessary and approved packaging materials have arrived at manufacturers facility, and ready for production).

"PRODUCT STORAGE REQUIREMENTS"

Store at room temperature (59 Degrees to 86 Degrees F). Protect from freezing.

EXHIBIT C

STANDARD WARRANTY

LIMITED WARRANTY AND DISCLAIMER

The manufacturer warrants only that the chemical composition of this product conforms to the ingredient statement given on the label, and that the product is reasonably suited for the labeled use when applied according to the Directions for Use prior to the date of expiration.

THE MANUFACTURER NEITHER MAKES NOR INTENDS ANY OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE EXPRESSLY DISCLAIMED. This limited warranty does not extend to the use of the product inconsistent with label instructions, warnings, cautions or outside of the expiration date. Any damages arising from a breach of the manufacturer's warranty shall be limited to direct damages, and shall not include indirect or consequential damages such as loss of profits or values, except as otherwise provided by law.

The terms of this Limited Warranty and Disclaimer cannot be varied by any written or verbal statements or agreements. No employee or agent of the seller is authorized to vary or exceed the terms of this Limited Warranty and Disclaimer in any manner.

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